EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Callidus Software Inc:
     We consent to the incorporation by reference in the Registration Statements (Nos. 333-145010, 333-138721, 333-127698, 333-117542 and 333-110757) on Form S-8 of Callidus Software Inc. of our reports dated March 14, 2008 with respect to the consolidated balance sheets of Callidus Software Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 2007 and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Callidus Software Inc.
     Our report on the consolidated financial statements refers to changes in the accounting for tax uncertainties in fiscal 2007 and accounting for share-based compensation in fiscal 2006.
/s/ KPMG LLP
Mountain View, California
March 14, 2008